                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                NEORX CORPORATION

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

         The 1999 Annual Meeting of Shareholders (the "Annual Meeting") of NeoRx Corporation (the "Company") will be held at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119, on Friday, May 14, 1999, at 9 a.m., for the following purposes:

         1.       To elect five members to the Company's Board of Directors; and

         2. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting. To constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of the Company's Common Stock must be present in person or be represented by proxy. To ensure representation at the Annual Meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

         The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 19, 1999.

                                BY ORDER OF THE BOARD OF DIRECTORS





                                RICHARD L. ANDERSON
                                President and Chief Operating Officer, Secretary

April 2, 1999
Seattle, Washington


         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                NEORX CORPORATION
                                 PROXY STATEMENT

GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of NeoRx Corporation ("NeoRx" or the "Company") of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on Friday, May 14, 1999, and any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held at 9 a.m. at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119.

         The Company's principal office is located at 410 West Harrison Street, Seattle, Washington 98119. The approximate date of mailing this Proxy Statement and the accompanying proxy card is April 2, 1999.

VOTING SECURITIES

         Only shares of the Company's Common Stock, $.02 par value per share (the "Common Stock"), outstanding at the close of business on March 19, 1999, the record date for determining shareholders (the "Record Date"), are entitled to receive notice of and to vote at the Annual Meeting. At the Record Date, there were 21,006,964 shares of Common Stock outstanding. The presence, in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is generally entitled to one vote per share held on the Record Date on each item to be voted on at the Annual Meeting. In voting for the election of Directors, however, each shareholder has the right to cumulate his or her votes and cast as many votes as are equal to the number of Directors to be elected multiplied by the number of such shareholder's shares. These votes may be cast for one candidate or distributed among as many candidates as the shareholder desires. If a shareholder wishes to cumulate his or her votes, he or she should multiply his or her shares by the number of Directors to be elected (deriving a cumulative total) and then write the number of votes for each Director next to each Director's name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for Directors, he or she should indicate the vote for or against each nominee, as provided on the proxy card. On all other matters, each share of Common Stock entitles its holder to one vote on each matter to be acted upon at the Annual Meeting.

         Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the Annual Meeting, the five nominees for election as Directors who receive the greatest number of votes cast for the election of Directors by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, will be elected Directors. Abstention from voting on the election of Directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes on the election of Directors since brokers who hold shares for their clients have discretionary authority to vote such shares with respect to this matter.

         The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this Proxy Statement but may properly be presented for action at the Annual Meeting.

         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

REVOCATION

         Any shareholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the Annual Meeting. Any shares represented by an unrevoked proxy will be voted unless the shareholder attends the Annual Meeting and votes in person. A shareholder's right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to the Company's Corporate Secretary at or before the Annual Meeting.

EXPENSES OF SOLICITATION

         The Company will bear the expense of printing and mailing proxy solicitation material. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person, by telephone or by facsimile transmission. No compensation will be paid for such solicitation.

         Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's Common Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                              ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

         Five Directors are to be elected by the holders of Common Stock at the Annual Meeting. These Directors will serve one-year terms that will expire at the 2000 Annual Meeting of Shareholders, or until their successors have been elected and qualified. Unless a shareholder withholds his or her vote, each proxy will be voted for the election of the following nominees:

         PAUL G. ABRAMS, M.D., J.D., age 51 is a co-founder of the Company and has been a Director since January 1985. He has been the Company's Chief Executive Officer since May 1990 and was Vice President, Medical Affairs from January 1985 to April 1990. Dr. Abrams holds J.D., M.D. and B.A. degrees from Yale University. He is a board-certified internist and medical oncologist and is an Affiliate Associate Professor in the Department of Radiology at the University of Washington. Dr. Abrams serves on the Executive Committee of the Board of Directors of the Biotechnology Industry Organization.

         JACK L. BOWMAN, age 66, has been a Director since January 1994. Mr. Bowman was Company Group Chairman of Johnson & Johnson, a multinational pharmaceutical company, from 1987 until his retirement in 1993. Mr. Bowman is a director of Cell Therapeutics, Inc., CytRx, Inc., Celgene Corp., Targeted Genetics Corporation, Osiris Therapeutics, Inc., and Cellegy Pharmaceuticals, each of which is a biotechnology company. He holds a B.Ed. degree from Western Washington University.

         FREDERICK B. CRAVES, Ph.D., age 53, has been the Company's Chairman of the Board of Directors since July 1993. In June 1997, Dr. Craves founded Bay City Capital Management LLC, a merchant bank providing advisory services and investing in life science companies, and has served as chairman and managing director since that company's inception. In November 1996, Dr. Craves founded The Craves Group LLC; and in January 1994, Dr. Craves co-founded Burrill & Craves. Both of these entities are investment companies. Dr. Craves is Chairman of the Board and Acting Chief Executive Officer of Epoch Pharmaceuticals, and is a director of Incyte Pharmaceuticals, Inc., both biotechnology companies. Dr. Craves holds a Ph.D. degree in Pharmacology and Experimental Toxicology from the University of California San Francisco Medical Center.

         E. ROLLAND DICKSON, M.D., age 65, has been a Director since May 1998. Dr. Dickson has been the Mary Lowell Leary Professor of Medicine at Mayo Medical School and Director of Development at the Mayo Foundation for Medical Education and Research since 1993. In 1999, Dr. Dickson was appointed to the Board of Trustees of the Mayo Foundation for Medical Education and Research. Dr. Dickson received his M.D. degree from Ohio State University.

         ALAN A. STEIGROD, age 61, has been a Director since May 1998. Mr. Steigrod has been Managing Director of Newport HealthCare Ventures, which provides consulting and investment service to the biopharmaceutical industry, since 1996. From March 1993 to November 1995, he served as President and Chief Executive Officer of Cortex Pharmaceuticals Inc., a development stage neuroscience company.

         It is intended that votes will be cast pursuant to the enclosed proxy card for the election as Directors of the foregoing nominees. Executing the proxy card will give the proxies the authority to vote the shares in the election of Directors as the proxies shall determine. If any nominee shall not be a candidate for election as a Director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing Directors. No circumstances are presently known that would render any nominee named above unavailable.

         Pursuant to the Company's Bylaws, shareholders seeking to nominate other candidates for election to the Board of Directors at the Annual Meeting must give written notice to the Company's Corporate Secretary not less than 60 days nor more than 90 days before the Annual Meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, including information similar to that required under the federal proxy rules. If less than 70 days' notice or prior public disclosure of the date of the scheduled Annual Meeting is given, notice by the shareholder must be given not later than the tenth day following the earlier of the mailing of notice of the Annual Meeting or the date public disclosure of the Annual Meeting was made. The Company's Bylaws provide that no person shall be elected a Director of the Company unless nominated in accordance with the Bylaws. As of the date of this Proxy Statement, the Company has not received any Director nominations by shareholders.

         The Board of Directors met 11 times during the year ended December 31, 1998. All members of the Board of Directors, except E. Rolland Dickson, attended at least 75% of the total number of meetings held by the Board of Directors and by the committees of the Board of Directors on which they served. E. Rolland Dickson attended 64% of the meetings held by the Board of Directors and 66% the Audit Committee meetings.

BOARD OF DIRECTORS RECOMMENDATION

         The Board of Directors recommends a vote for each of the nominees.

COMMITTEES OF THE BOARD

         The Board of Directors has two committees: an Audit Committee and a Compensation Committee. It does not have a nominating committee.

         The Audit Committee currently consists of two non-employee Directors:
Mr. Dickson and Dr. Craves. The Audit Committee reviews the preparation and audit of the Company's accounts, considers the engagement of independent public accountants for the ensuing year and the terms of such engagement, reviews the scope of the audit proposed by such accountants, and receives and reviews the audit reports. The Audit Committee met three times during the year ended December 31, 1998.

         The Compensation Committee currently consists of two non-employee
Directors: Messrs. Steigrod and Bowman. The Compensation Committee recommends to the Board of Directors the salary and certain terms of employment of the Company's officers and administers the Company's 1994 Stock Option Plan and the grants of options thereunder. The Compensation Committee met six times during the year ended December 31, 1998.

COMPENSATION OF DIRECTORS

         The Company has a policy of paying Directors who are not employees of the Company a semi-annual fee of $4,000 for service on the Board of Directors, together with a fee of $1,500 for each Board meeting. Dr. Fred B. Craves does not receive payments as a Director; he serves as the Chairman and Managing Director of Bay City Capital, which has contracted to provide consulting services to the Company. Non-employee Directors also receive stock option grants under the Company's 1991 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). Each new non-employee Director, upon election or appointment to the Board of Directors, receives an initial option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the grant date. In addition, each non-employee Director automatically receives an annual option grant to purchase 10,000 shares of Common Stock following each annual meeting of shareholders at an exercise price equal to the fair market value per share of Common Stock on the grant date, provided that a non-employee Director who has received the initial grant for 20,000 shares of Common Stock within five months prior to any such annual meeting of shareholders, does not receive the annual grant for such annual meeting. The options granted as of each annual meeting of shareholders (including the Annual Meeting) become exercisable in two equal installments on the dates of the next two succeeding annual meetings of shareholders.

         On February 21, 1997, the Board of Directors granted to Dr. Fred B. Craves an option to purchase 60,000 shares of the Company's Common Stock from the Restated 1994 Stock Option Plan for his services as Chairman of the Board of Directors. In addition, Dr. Craves serves as the Chairman and Managing Director of Bay City Capital, which has contracted to provide consulting services to the Company. See "Certain Relationships and Related Transactions."

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership, as of February 16, 1999, of the Common Stock by (a) each person known by the Board of Directors to beneficially own more than 5% of the outstanding Common Stock, (b) each Director and nominee for Director, (c) each of the executive officers included in the Summary Compensation Table, and (d) all executive officers and Directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

                                                                           SHARES      PERCENTAGE
                                                                        BENEFICIALLY    OF COMMON
         NAME                                                               OWNED         STOCK
         ----                                                           ------------   ----------
Merrill Lynch Asset Management.......................................     3,314,400       15.8%
     800 Scudders Mill Road
     Plainsboro, New Jersey  08536

Bay City Capital Management LLC (1)..................................     1,240,200        5.9%
     750 Battery Street, Suite 600
     San Francisco, California 94111

Ross Financial Corporation...........................................     1,196,000        5.7%
     Micro Commerce Center
     Cayman Islands B.W.I.

Paul G. Abrams (2)...................................................       324,672        1.5%

Richard L. Anderson .................................................        10,000        *

Jack L. Bowman (3)...................................................        29,000        *

Becky J. Bottino.....................................................         2,005        *

Fred B. Craves (4)...................................................     1,417,700        6.7%

E. Rolland Dickson ..................................................         8,000        *

John M. Reno (5).....................................................       179,500        *

Robert W. Schroff (6)................................................        93,082        *

Alan A. Steigrod.....................................................         2,000        *

Bruce H. Walters (7).................................................        92,925        *

All executive officers and Directors as a group (10 persons) (8).....     2,158,884       10.0%

-----------------
 *     Less than 1%.

(1)  Based on publicly available information on February 16, 1999.

(2)  Includes 177,375 shares subject to options exercisable within 60 days.

(3)  Includes 27,500 shares subject to options exercisable within 60 days.

(4) Represents 177,500 shares subject to options exercisable within 60 days, and 1,240,200 shares held by Bay City Capital Management Fund I, LP, 750 Battery St, Suite 600, San Francisco, CA 94111. Mr. Craves is the
     Chairman and Managing Director of "Bay City" and disclaims beneficial ownership of these shares held by Bay City. Based on publicly available information after February 16, 1999, Bay City purchased an additional 1,125,000 shares of the Company, increasing its percentage of common stock owned to 11.3%.

(5)  Includes 179,500 shares subject to options exercisable within 60 days.

(6)  Includes 83,371 shares subject to options exercisable within 60 days.

(7)  Includes 84,250 shares subject to options exercisable within 60 days.

(8)  Includes 729,946 shares subject to options exercisable within 60 days.

                            EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

         The following table sets forth all compensation for services rendered in each of the last three years to the Company's Chief Executive Officer and the other five most highly compensated officers in 1998 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE


                                              Annual Compensation        Long-Term Compensation
                                         -------------------------------------------------------
                                                        Bonus and      Restricted    Securities      All Other
     Name and                                          Achievement       Stock       Underlying     Compensation
Principal Position            Year       Salary ($)    Award ($)(1)    Awards ($)    Options (#)       ($)(2)
----------------------------------------------------------------------------------------------------------------
Paul Abrams                   1998        $286,653           --              --             --           $1,200
Chief Executive Officer       1997         274,149        $69,000            --             --              696
                              1996         258,457          1,700            --          125,000            696

Dick Anderson                 1998         209,000         13,560            --          150,000          1,800
President and Chief           1997         184,141         64,663            --          242,500          1,500
Operating Officer             1996            --             --              --             --             --

Becky Bottino                 1998         143,798          9,059            --             --              947
Vice President, Operations    1997         123,152         35,000            --             --              492
                              1996         107,237          1,700            --           25,000            388

John M. Reno (3)              1998         221,909           --              --             --            1,104
Vice President, Research      1997         169,718         75,262            --           30,000          1,152
and Development               1996         169,718          1,700            --           25,000          1,152

Robert W. Schroff             1998         177,659         10,863            --             --              367
Vice President and General    1997         169,718         77,345            --           30,000          1,152
Manager, Cardiovascular       1996         157,925          1,700            --           25,000            336
Products

Bruce H. Walters (4)          1998         143,140           --              --           11,250          1,472
Vice President, Human         1997         137,551         35,000            --             --              908
Resources                     1996         137,551          1,700            --           25,000            908

-----------------
(1)  Includes accrued bonus and achievement awards.

(2)  Consists of premiums paid under group term life insurance policies.

(3) John M. Reno resigned as Vice President of Research and Development on August 15, 1998.

(4) Bruce H. Walters resigned as Vice President of Human Resources on January 4, 1999.

STOCK OPTIONS

         The following table provides details regarding stock options granted to the named executive officers in 1998. In addition, in accordance with Securities and Exchange Commission (the "SEC") rules, the hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over their 10-year term.

                             OPTIONS GRANTED IN 1998

                                                                                 Potential Realizable Value At
                                                                               Assumed Annual Rates of Stock Price
                                          Individual Grants                       Appreciation for Option Term
                      -------------------------------------------------------- -----------------------------------
                       Number of      Percent of
                       Securities     All Options
                       Underlying     Granted to      Exercise
                        Options       Employees in      Price       Expiration
       Name           Granted(#)(1)       1998       Per Share($)      Date         5%($)(2)        10%($)(2)
-------------------   -------------   ------------   ------------   ----------      --------        ---------
Paul G. Abrams            --              --              --            --              --               --

Richard L. Anderson    150,000 (2)       5.9%           $1.25       12/14/2008      $117,918         $298,826

Becky Bottino             --              --              --            --              --               --

John M. Reno (3)          --              --              --            --              --               --

Robert W. Schroff         --              --              --            --              --               --

Bruce  H. Walters (4)   11,250 (5)         *            $1.25       1/04/2001          1,485            3,047

------------------
* Less than 1%.

(1) The Options granted will be exercisable in four equal annual installments beginning on the first anniversary date of the option and expire 10 years from the date of grant. All options were granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant based on the closing price of the Common Stock as quoted on the Nasdaq National Market. The options are also subject to accelerated vesting upon the occurrence of certain events. See "Employment and Change of Control Agreements and Severance Agreement."

(2) The amounts result from the assumed rates of stock price appreciation required by the SEC and are not intended to forecast actual stock price appreciation..

(3) John M. Reno resigned as Vice President of Research and Development on August 15, 1998.

(4) Bruce H. Walters resigned as Vice President of Human Resources on January 4, 1999.

(5) The options granted are exercisable on January 4, 1999 and expire two years from the date of grant.

OPTION EXERCISES IN 1998 AND YEAR-END VALUE TABLE

         The following table sets forth information on option exercises in the year ended December 31, 1998 by the named executive officers and the value of such officers' unexercised options at the end of 1998.

                       AGGREGATED OPTION EXERCISES IN 1998
                           AND YEAR-END OPTION VALUES


                                                            Number of Securities
                                                           Underlying Unexercised        Value of Unexercised
                                                                 Options at             In-The-Money Options at
                               Shares                       December 31, 1998(#)        December 31, 1998($)(1)
                            Acquired on      Value      ---------------------------   --------------------------
        Name                Exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable  Unexercisable
-------------------         -----------   -----------   -----------   -------------   -----------  -------------
Paul G. Abrams                  13,125       $41,107        177,375       500,000             --           --

Richard L. Anderson                 --            --             --       392,500             --      $14,100

Becky Bottino                       --            --             --       183,251             --           --

John M. Reno                        --            --        179,500            --             --           --

Robert W. Schroff                   --            --         83,871       149,879             --           --

Bruce H. Walters                    --            --         84,250        29,500         $1,058           --

--------------
(1) The value of unexercised in-the-money options is calculated based on the market price per share on December 31, 1998 of $1.344 as reported by the Nasdaq National Market, less the exercise price.

REPORT ON OPTION REPRICING

         On December 14, 1998, the Compensation Committee of the Board of Directors approved a plan pursuant to which employees, including executive officers, were allowed to exchange options with exercise prices in excess of the then current fair market price of the Common Stock for new options having an exercise price per share of $1.60, which represented 128% of the fair market value of the underlying Common Stock on that date. To qualify for the exchange, employees had to agree to a one-year moratorium on exercise of these options. During this "black-out period" any employee resigning from the Company will not be able to exercise these options.

         The Compensation Committee believes that stock options are a significant factor in the Company's ability to retain and provide incentives for employees and executives. The Compensation Committee further believes that at their original exercise prices, the disparity between the exercise prices of these options and the market price for Common Stock at the time the repricing plan was implemented did not provide meaningful incentives to the employees and executive officers holding the options. The Compensation Committee also believes that the repricing plan benefits the Company's shareholders by strengthening the Company's ability to retain experienced and productive employees and executives, improving the morale of employees and executives, and creating greater incentives for employees and executives to improve the Company's financial performance.

OPTION REPRICING

         The following table provides information on repricing of options held by the named executive officers during 1998. Other than the repricing program implemented in December 1998, the Company has not repriced any stock options since October 1996, and has not repriced officer options for six years. Messrs. Reno and Walters did not participate in the option repricing program.

                                      Number of        Market       Exercise      New
                                      Securities      Price of      Price at    Exercise     Length of Original
                                      Underlying      Stock at    the Time of    Price          Option Term
                                       Options        Time of      Repricing     ($/Sh)       Remaining at the
         Name              Date        Repriced      Repricing        (1)         (2)         Date of Repricing
--------------------     --------     -----------    ----------   -----------   --------      -----------------
Paul G. Abrams           12/15/98       63,000         $1.25         $12.25       $1.60         3 years, 219 days

                         12/15/98      312,000          1.25           2.94        1.60         5 years, 218 days

                         12/15/98      125,000          1.25           7.00        1.60         7 years, 149 days

Richard L. Anderson      12/14/98      202,500          1.25           4.63        1.60          8 years, 41 days

                         12/14/98       10,000          1.25           4.44        1.60         8 years, 240 days

                         12/14/98       30,000          1.25           5.75        1.60         8 years, 353 days

Becky Bottino            12/15/98       60,750          1.25           2.94        1.60         5 years, 218 days

                         12/15/98        5,000          1.25           6.38        1.60         5 years, 303 days

                         12/15/98       32,501          1.25           5.13        1.60         6 years, 323 days

                         12/15/98       25,000          1.25           7.00        1.60         7 years, 149 days

                         12/15/98       60,000          1.25           5.44        1.60         8 years, 253 days

Robert W. Schroff        12/15/98       45,000          1.25          12.25        1.60         3 years, 219 days

                         12/15/98       18,750          1.25          10.62        1.60          4 years, 65 days

                         12/15/98       31,129          1.25           2.94        1.60         5 years, 218 days

                         12/15/98       25,000          1.25           7.00        1.60         7 years, 149 days

                         12/15/98       30,000          1.25           3.56        1.60         8 years, 163 days

-----------------
(1) Options were granted with an exercise price equal to the fair market value on the grant date based on the closing price of the Common Stock as quoted on the Nasdaq National Market.

(2) Options were granted with an exercise price of $1.60, which represented 128% of the fair market value of the underlying Common Stock on that date.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

STATEMENT OF COMPENSATION PHILOSOPHY

         The Compensation Committee of the Board of Directors is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performance of the Company's executive officers, and considering management succession and related matters.

         The Company's executive compensation program primarily consists of three parts: base salary, annual bonus, and stock options. The Company's overall philosophy is to hire individuals who possess the requisite professional managerial skills with demonstrated success in positions of comparable scope and responsibility in healthcare and other research and industrial settings, and who will help the Company achieve its mission of developing innovative pharmaceuticals to provide solutions for critical, unmet needs in cancer and cardiovascular diseases. The Company is committed to recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills.

         The Company's goal for total compensation is to be competitive with other biotechnology enterprises. The program places significant emphasis on equity participation by granting stock options to align the interests of senior management with those of the Company's shareholders. The Company's cash compensation is designed to be competitive while also recognizing the need to conserve cash for product development.

         Compensation payments in excess of $1 million to each of the named executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation to the Chief Executive Officer or any other executive officer has never exceeded $1 million and the Compensation Committee does not expect cash compensation in 1999 to the Chief Executive Officer or any other executive officer to exceed $1 million. The Board of Directors intends to qualify option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

BASE SALARY

         The Company's philosophy is to maintain executive cash compensation at a competitive level sufficient to recruit and retain individuals possessing the above-mentioned skills. Determinations of appropriate cash compensation levels are generally made through regular participation in industry and industry-related surveys, as well as by monitoring developments in key industries such as biotechnology and pharmaceuticals. The Company's cash compensation levels are designed to be approximately equal to cash compensation paid by other biotechnology enterprises. For the last several years, executive officer base salaries have only been adjusted to be consistent with the Company's overall compensation targets based on survey data.

         The survey data considered by the Compensation Committee in determining 1998 executive compensation include salary information provided by 103 biotechnology enterprises having between 51 and 149 employees (the "Comparison Group"), of which 82 are publicly traded companies. Approximately 65% of these publicly traded companies are included in the Nasdaq Pharmaceutical Stock Index referred to in the Stock Price Performance Graph that appears elsewhere in this Proxy Statement.

ANNUAL BONUS

         An annual bonus plan has been established to reward participants for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company participate in the program, and the Compensation Committee may elect to expand it to cover other employees. This incentive plan is designed to ensure that when such payments are added to a participant's base salary, the resultant compensation for above average performance will approximate the average total cash compensation level of comparable companies.

         In 1998, executive officers were eligible to earn a bonus up to 25% of salary, upon attainment of specific Company performance goals set by the Board of Directors. These goals included forming strategic alliances, achieving product milestones, and increasing cash reserves. The Compensation Committee does not assign relative weights to these goals in formulating the amount of the awards. In February 1999, the Compensation Committee determined that, although several of the goals were met or nearly met in a very harsh climate, several critical achievements did not occur. Based on the overall performance of the company, bonuses equaling 6% percent of their respective base salaries were paid to Mr. Anderson, Ms. Bottino, and Dr. Schroff for 1998.

         In addition to the bonus plan, the Compensation Committee has the discretion to grant achievement awards of cash and/or stock options to individual executive officers. These achievement awards are intended to recognize an individual for outstanding contributions to the Company. During 1998, Mr. Walters received an achievement award.

STOCK OPTIONS

         Stock options are viewed as a basic element of the total compensation program and emphasize long-term Company performance, measured by the creation of shareholder value. Options under the Company's existing stock option plan are granted to all employees. In determining the size of the grants, the Compensation Committee considers the amount and value of options currently held, but focuses primarily on the executive's past and likely continued contribution to the Company, as well as the executive's relative position within the Company. Although the Compensation Committee does not have a target ownership level for Common Stock holdings by executives and key employees, the Compensation Committee's objectives are to enable such persons to develop and maintain a significant long-term ownership position in the Common Stock.

         Stock options to executive officers are granted with exercise prices at least equal to the fair market value on the date of grant. The Company has generally awarded options to executives at the time of employment and promotion, and at discretionary intervals thereafter. The Compensation Committee seeks to keep its executive stock option compensation competitive with other biotechnology companies. Stock option exercisability is determined by the Compensation Committee. Options become exercisable in periods generally ranging from one to nine years after date of grant. In certain cases, exercisability may be accelerated based on achievement of corporate and individual objectives.

         In addition to granting stock options to the Company's current executive officers under the programs described above, the Company also granted 152,750 stock options to approximately 25 other employees under the Company's Restated 1994 Stock Option Plan. This broad-based program is designed to create in the Company an entrepreneurial spirit and to provide broad incentives for the day-to-day achievements of these employees, which, in turn, is expected to improve the Company's long-term performance.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         In determining the base salary compensation of Dr. Abrams for 1998, the Compensation Committee considered the same factors that it considered when determining compensation for all employees and for the Company's other executive officers, including the Company's performance as a whole. Because of the Company's 1998 performance, including a substantial decline in the market value of its common stock, the Compensation Committee and Dr. Abrams agreed that no salary increase or bonus was appropriate. His base salary compensation received in 1998 was $286,653, which placed him at about the average of chief executive officers in the Radford Associates Biotechnology Survey.

Submitted by the Compensation Committee of the Board of Directors


         Jack L. Bowman
         Alan Steigrod

STOCK PRICE PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of the Nasdaq Stock Market Index (US) and the Nasdaq Pharmaceutical Stocks Index.

         Note: Stock price performance shown below for the Company is historical, and not necessarily indicative of future price performance.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG NEORX
              CORPORATION, NASDAQ STOCK MARKET INDEX (US) AND
                  NASDAQ PHARMACEUTICAL STOCKS INDEX(1)

NeoRx Corporation
Stock Price Performance Graph
Data Points

                                        12/31/93    12/31/94    12/31/95    12/31/96    12/31/97    12/31/98
NeoRx Corporation                       $    100    $     53    $     69    $     45    $     61    $     15
Nasdaq Stock Market Index (US)          $    100    $     98    $    138    $    170    $    209    $    295
Nasdaq Pharmaceutical Index             $    100    $     75    $    138    $    138    $    143    $    183

NeoRx Corporation                           9.25       4.875       6.375       4.125       5.625       1.344
Nasdaq Stock Market Index (US)           250.093     244.462     345.715     425.258     522.072     732.615
Nasdaq Pharmaceutical Stock Index (US)   287.262     216.205     395.549     395.975     409.905     525.983

     Assumes $100 invested on December 31, 1993 in NeoRx Corporation Common Stock, the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index, an index of approximately 217 companies, whose common stock is quoted on the Nasdaq National Market. The Primary Standard Industrial Classification Code Number (SIC) of these companies is #283 - Pharmaceutical Companies. Total return performance for the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index are produced and published by the Center for Research in Securities Pricing at the University of Chicago.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS AND SEVERANCE AGREEMENTS

         Each of the executive officers of the Company has an agreement that defines their terms of employment and change of control of the Company (as defined in the agreement). A change of control occurs through certain mergers, consolidations, certain purchases of a significant minority interest in the Company's common stock, liquidations, reorganizations, and sales of substantially all the assets of the Company. Upon a change of control of the Company, the executive officers may receive 12 months' salary and a proportional bonus if earned. Also, the vesting of all options outstanding under the Company's 1984 Stock Option Plan and Restated 1994 Stock Option Plan will be accelerated and optionees will have the right to exercise all or a part of such options immediately prior to any such transaction. Any unexercised options will terminate, except that, in the event of a merger in which the shareholders of the Company receive capital stock of another corporation, such unexercised options must be assumed or an equivalent option is substituted by the successor corporation. A qualifying termination under this agreement also is considered to occur when the executive officers' responsibilities or authority are materially reduced on more than a short-term basis. These agreements automatically renew biannually absent a notice of nonrenewal by either party.

         The Company also has severance agreements with each executive officer that provides that the executive officer would receive up to 12 months' salary if such executive officer is terminated "without cause" (as defined in each agreement). The severance agreements allow the Company to reduce payments to the former executive officers who undertake consulting or employment elsewhere. The agreements define severance without cause to include a material reduction in the executive officer's responsibility or authority. These agreements automatically renew bi-annually absent a notice of nonrenewal by either party.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On July 7, 1993, Dr. Frederick B. Craves, the Company's Chairman of the Board of Directors, entered into a consulting agreement with the Company providing that Dr. Craves shall be retained as a general advisor and consultant to the Company's management on all matters pertaining to the Company's business. In exchange for such services, Dr. Craves is compensated $30,000 for each calendar quarter of services, plus reasonable travel and other expenses. On July 7, 1993, the Company also granted Dr. Craves an option to purchase a total of up to 125,000 shares of Common Stock over four years that are fully vested. On February 21, 1997, the Board of Directors granted to Dr. Craves an option to purchase 60,000 shares of the Company's Common Stock from the Restated 1994 Stock Option Plan for his services as Chairman of the Board of Directors. The option was granted at the then current market price of the Common Stock and becomes exercisable in two equal installments beginning one year after the date of grant. If Dr. Craves is terminated "without cause" (as defined in the consulting agreement), he is entitled to a pro rata portion of the quarterly fee for services up to the date of termination, all expenses incurred up to such date, and a payment equal to three months of service.

         Dr. Craves is also chairman of Bay City Capital, Ltd., ("BCC") a merchant bank focused on the life sciences industry. Mr. Jack Bowman, a NeoRx Director, is on the business advisory board of BCC. In December 1998, the other NeoRx Directors unanimously approved retaining BCC to act as financial advisor to the Company and to help establish strategic alliances for several of its programs. Dr. Craves and Mr. Bowman removed themselves from discussion and the decision to hire BCC and the terms of their engagement was made by the remaining Directors. NeoRx paid BCC a $50,000 engagement fee, and BCC may earn a percentage of the value of any transaction in which it plays an active role.

         In November 1995 and April 1996, the Company loaned Dr. Paul G. Abrams, the Company's President and Chief Executive Officer, a total of $140,000, bearing interest at the applicable federal rate. The balance of loans due from Dr. Abrams to the Company at December 31, 1998 is $91,981 and is due on demand. Dr. Abrams is repaying the loans in monthly payments.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during 1998 all filing requirements required by Section 16(a) applicable to Directors, executive officers and greater-than-10% shareholders were complied with by such persons, other than late Form 5 filings made by Paul G. Abrams, Richard L. Anderson, Becky J. Bottino and Robert W. Schroff and a late Form 4 filing made by Fred B. Craves.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP examined the financial statements of the Company for the fiscal year ended December 31, 1998. The Board of Directors has selected KPMG LLP as the Company's auditors for 1999. Representatives from KPMG LLP are expected to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions from shareholders.

                            PROPOSALS OF SHAREHOLDERS

         Under the Company's Bylaws, shareholders seeking to propose business to be conducted at an annual meeting of shareholders must give written notice to the Company no later than the date that shareholder nominations for Directors must be received. The notice must contain certain information as to the proposal and the shareholder, including the shareholder's share ownership and any financial interest of the shareholder in the proposal. Any proposal not made in compliance with the Bylaws may be rejected by the Board of Directors. No shareholder proposals for the Annual Meeting had been received by the Company as of the date of this Proxy Statement.

         A shareholder who intends to present a proposal at the 2000 Annual Meeting of Shareholders and desires that information regarding the proposal be included in the 2000 proxy statement and form of proxy must ensure that such information is received by the Company no later than December 3, 1999.

                                 OTHER BUSINESS

         The Company knows of no other business to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

         Upon written request from any person solicited herein addressed to the Company's Corporate Secretary at the Company's principal offices, the Company will provide, at no cost, a copy of the Company's Form 10-K Annual Report as filed with the SEC for the year ended December 31, 1998.

                             BY ORDER OF THE BOARD OF DIRECTORS



                             RICHARD L. ANDERSON
                             President and Chief Operating Officer, Secretary

April 2, 1999
Seattle, Washington

PROXY

                           NEORX CORPORATION

              PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD MAY 14, 1999

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Richard L. Anderson and Melinda G. Kile and each of them as Proxies, with full power of substitution, to represent and to vote, as designated below, all the shares of Common Stock of NeoRx Corporation held of record by the undersigned on March 19, 1999, at the Annual Meeting of Shareholders to be held on May 14, 1999, or any adjournment or postponement thereof.

               (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



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                           - FOLD AND DETACH HERE -

Please mark
your vote as    /X/
indicated in
this example.


1. ELECTION OF DIRECTORS

   Election of the following five nominees to serve as Directors for the ensuing year or until their successors are elected and qualified:

                   FOR                      WITHHOLD
                all nominees               AUTHORITY
             (except as marked            to vote for
              to the contrary)            all nominees

                   / /                        / /

Nominees: Paul G. Abrams, Jack L. Bowman, Frederick B. Craves,
          Alan A. Steigrod and E. Rolland Dickson.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the name(s) of the nominee(s) below.

---------------------------------------------------------------------------
UNLESS OTHERWISE DIRECTED, ALL VOTES WILL BE APPORTIONED EQUALLY AMONG THOSE PERSONS FOR WHOM AUTHORITY IS GIVEN TO VOTE.

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1.


              YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS
            PROXY CARD WILL HELP SAVE THE EXPENSE OF ADDITIONAL
                       SOLICITATION EFFORTS.


Signature(s)                                              Dated          , 1999
            --------------------------------------------        ---------

Please sign above exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.


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                           - FOLD AND DETACH HERE -